Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related Prospectus of Insulet Corporation for the registration of up to $150,000,000 of securities and to the incorporation by reference therein of our reports dated March 13, 2009, with respect to the consolidated financial statements of Insulet Corporation, and the effectiveness of internal control over financial reporting of Insulet Corporation, included in its Annual Report (Form 10-K) for the year ended December 31, 2008, filed with the Securities and Exchange Commission.
/s/ Ernst & Young LLP
Boston, Massachusetts
March 31, 2009